Exhibit 99.1

SEABOARD FOODS NAMES CHAD GROVES AS PRESIDENT AND CEO TO SUCCEED PETER BROWN AFTER RETIREMENT

MERRIAM, Kan., March 25, 2024

Seaboard Corporation (NYSE American: SEB) today announced that it has named Chad Groves as the next President and Chief Executive Officer of its pork division, Seaboard Foods LLC (Seaboard Foods), to succeed Seaboard Foods' current President and Chief Executive Officer, Peter Brown, who announced that he will be retiring, effective June 28, 2024.

Mr. Brown joined Seaboard Foods in January 2021 after more than 30 years of executive leadership experience in the protein industry, including leadership positions with Butterball and High Liner Foods.  Seaboard would like to thank Mr. Brown for his leadership of the organization over the past three years.

“Peter was a key leader on Seaboard’s executive management team and we wish him all the best in his upcoming retirement,” said Seaboard Corporation President and Chief Executive Officer, Bob Steer.

Mr. Groves has served as Senior Vice President of Global Sales, Marketing, & Innovation at Seaboard Foods since July 2021, where he has led the retail, foodservice, export, processor sales, marketing, sustainability, and innovation teams.  Before joining Seaboard Foods, Mr. Groves was most recently the Vice President of Sales – Retail & Foodservice at Trilliant Food & Nutrition LLC and, prior to that, Vice President of Field Sales – Foodservice at High Liner Foods.

Mr. Groves holds a Bachelor of Science in selling and sales management from Purdue University and an MBA from University of North Carolina at Chapel Hill.  He is a member of the Board of Directors and serves as Treasurer for the National Pork Board.

About Seaboard Corporation:

Seaboard Corporation is a diversified international agribusiness and transportation company, primarily engaged in domestic pork production and processing and cargo shipping.  Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, sugar and alcohol production and electric power generation.

About Seaboard Foods:

As part of a uniquely connected food system, Seaboard Foods relentlessly seeks a better way to produce wholesome Prairie Fresh® pork by purposely connecting every step between its farms and family tables around the world. Seaboard Foods’ continued commitment to creating the most sought-after pork ensures the well-being of its animals, the environment, employees and the communities they call home. Headquartered in the Kansas City metropolitan area, products sold internationally are marketed under the Prairie Fresh® and Seaboard Foods® brands.